Execution Copy.

ASSET PURCHASE AGREEMENT

by and between

MERUS LABS INC.

and

IROKO INTERNATIONAL LP

Dated: May 13, 2011

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this "***Agreement***") is made and entered into as of this 13th day of May 2011 (the "***Effective Date***"), by and between Merus Labs Inc., a corporation existing under the laws of British Columbia, Canada and a subsidiary of Merus Labs International Inc. ("***MERUS***"), and Iroko International LP, a Delaware limited partnership ("***IROKO***) by its general partner Iroko International GP LLC (MERUS and IROKO are individually referred to herein as a "***Party***," and collectively referred to herein as the "***Parties***").

Background

IROKO carries on the business of the marketing, selling, importing and distribution of the Product in Canada (the "***Business***"). In respect of this Business, IROKO owns all right, title and interest in and to the pharmaceutical product Vancocin® (vancomycin hydrochloride) Oral 125 mg and 250 mg capsules (the "***Product***") in the country of Canada. MERUS desires to acquire from IROKO, and IROKO desires to sell to MERUS substantially all of the assets of the Business including intellectual property rights and other assets of IROKO related to the Product, all on the terms and subject to the conditions set forth in this Agreement.

Agreement

NOW, THEREFORE, in consideration of the mutual agreements, representations, warranties and covenants set forth below, MERUS and IROKO agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

"***Accounts Receivable***" means (a) all trade accounts receivable and other rights to payment from customers of IROKO and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of IROKO, (b) all other accounts or notes receivable of IROKO and the full benefit of all security for such accounts or notes and (c) any claim, remedy or other right related to any of the foregoing.

"***Affiliates***" means, in relation to any Person, any Person that controls, is controlled by or is under common control with that Person. For the purposes of this definition, the term "***control***" means (i) beneficial and/or legal ownership of at least fifty percent(50%) or more of the outstanding voting securities of a company or other business organization with voting securities (or such percentage as required under any particular jurisdiction to confer controlling powers through ownership of voting securities broadly equivalent to the controlling powers attendant on ownership of at least fifty percent (50%) or more of outstanding voting securities in a United States corporation), (ii) a fifty percent (50%) or greater interest in the net assets or profits of a partnership or other business organization without voting securities, or (iii) the ability, whether directly or indirectly, to direct the affairs, management or policies of any such Person.

"***Agreement***" shall have the meaning set forth in the first paragraph hereof.

"***Applicable Law***" means any national, supra-national, foreign, federal, provincial, state or local laws, any treaties, statutes, ordinances, rules and regulations, including any rules, regulations, guidance or guidelines having the binding effect of law, or requirements of Governmental Entities, national securities exchanges or securities listing organizations, courts, tribunals, agencies other than Governmental Entities, legislative bodies and commissions that are in effect from time to time and applicable to a particular activity hereunder.

"***Assets***" means all properties, assets and rights of every kind, nature and description whatsoever whether tangible or intangible, real, personal or mixed, fixed or contingent choate or inchoate, known or unknown, wherever located, (including, without limitation, cash, cash equivalents, accounts receivable, inventory, equipment, office furniture and furnishings, trade names, trademarks and patents, securities, contracts, agreements, licenses and real estate).

"***Assigned Contracts***" means the Contracts related to the Product and designated on Exhibit A.

"***Accuristix***" means Accuristix, formerly McKesson Logistics Solutions, a limited partnership formed pursuant to the laws of the Province of Ontario, Canada.

"***Assignment and Assumption Agreement***" shall have the meaning set forth in Section 5(b) hereof.

"***Basket***" shall have the meaning set forth in Section 15(d) hereof.

"***Bill of Sale***" shall have the meaning set forth in Section 5(a) hereof.

"***Business***" shall have the meaning set forth in the Background section of this Agreement.

"***Business Day***" means any day other than a Saturday or Sunday on which banking institutions in both New York, New York and Vancouver, Canada are open for business.

"***Cap***" shall have the meaning set forth in Section 15(d) hereof.

"***Change of Control***" means (i) the closing of the sale, transfer or other disposition of all or substantially all of a Party's assets, (ii) the consummation of the merger or consolidation of a Party with or into another entity (except a merger or consolidation in which the holders of capital stock of such Party immediately prior to such merger or consolidation continue to hold at least fifty percent (50%) of the voting power of the capital stock of such Party or the surviving or acquiring entity) or (iii) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of this corporation's securities), of a Party's securities if, after such closing, such person or group of affiliated persons would hold fifty percent (50%) or more of the outstanding voting stock of such Party (or the surviving or acquiring entity).

"***Closing***" shall have the meaning set forth in Section 4 hereof.

"*Closing Date*" shall have the meaning set forth in Section 4 hereof.

"*Confidential Information*" means all information that would reasonably be regarded as confidential or commercially sensitive by the Party to which the information relates or the Party (or its relevant Affiliate) to whom the information belongs, including any matter relating to or arising in connection with this Agreement, the transactions contemplated hereby or the business or affairs of the Parties and their Affiliates. For purposes of clarity, prior to the Closing Date, the information included in the Purchased Assets shall be deemed the Confidential Information of IROKO, and from and after the Closing Date shall be deemed the Confidential Information of MERUS.

"*Confidentiality Agreement*" means the Confidential Disclosure Agreement between MERUS and IROKO, dated March 31, 2011.

"*Contract*" means any agreement, contract, option, license, instrument, mortgage, lease, obligation, commitment, arrangement, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

"*CRA*" means the Canada Revenue Agency.

"*Documentation*" means any and all written information or documentation of IROKO or its Affiliates relating to the Product, including, but not limited to, the Know-How and Regulatory Files, in existence and controlled by IROKO or its Affiliates prior to or as of the Closing Date.

"*Effective Date*" shall have the meaning set forth in the first paragraph hereof.

"*Escrow Agreement*" shall have the meaning set forth in Section 5(g) hereof.

"*Excluded Assets*" shall have the meaning set forth in Section 2(b) hereof.

Pricing information

"*Food and Drugs Act and Regulations*" means The Food and Drugs Act, R.S.C., 1985, c. F-27, as it may be amended from time to time together with regulations promulgated thereunder.

"*GAAP*" means United States generally accepted accounting principles consistently applied.

"*Governmental Authorizations*" means all governmental authorizations owned, received, held, issued or granted to IROKO that are material to the Business or Purchased Assets as of the Closing Date.

"*Governmental Entity*" means any: (i) nation, principality, state, commonwealth, province, territory, county, municipality, district or other similar jurisdiction; (ii) federal, state, provincial, local, municipal, foreign or other government; (iii) governmental authority (including any governmental division, subdivision, department, agency, bureau, branch, office, commission,

council, board, instrumentality, officer, official, representative, organization, unit, body or other entity and including HPFB); (iv) multi-national organization or body established under the auspices of an internationally recognized organization; (v) individual, entity or body or (vi) court or tribunal, in each case which has competent jurisdiction and which is legally entitled to exercise any executive, legislative, judicial, administrative, regulatory or taxing authority or power of any nature.

"Gross Sales" for a particular period means the gross amount invoiced or recorded by IROKO as a sale to third parties in the Territory of Product shipped during such period which (i) shall not be reduced by promotional, trade or other discounts, credits for returned goods or price adjustments, rebates, charge backs and allowances, and (ii) shall not include freight, sales and excise taxes, value-added and other taxes, insurance premiums and duties which are billed to customers as separate items on invoices, or allowances for short shipments.

"***HPFB***" means the Health Products and Food Branch of Health Canada acting in implementation of the Food and Drugs Act and Regulations, or any successor agency.

"HST Legislation" means Part IX of the Excise Tax Act (Canada).

"***IROKO***" shall have the meaning set forth in the first paragraph hereof.

"***IROKO Returns Policy***" means the returns policy set out in the IROKO General Terms and Conditions of Sale dated April 1, 2011 attached as Exhibit I.

"***ITA***" means the *Income Tax Act* (Canada).

"***Indemnitee***" shall have the meaning set forth in Section 15(c) hereof.

"***Indemnitor***" shall have the meaning set forth in Section 15(c) hereof.

"***Inventory***" means the lots of Product set forth on Exhibit D attached hereto, each of which shall have a minimum fifteen (15) month shelf-life as of the Closing Date.

"***Know-How***" means the concepts, ideas, inventions, devices, designs, manufacturing information, technical information, know-how, show-how, trade secrets and other confidential or proprietary information in existence prior to or as of the Closing Date, that relates directly and solely to the Product as set out on Exhibit H.

"***Knowledge***" means, with respect to IROKO, the knowledge of senior officers of IROKO after Reasonable Inquiry.

"***Liabilities***" means any and all debts, duties, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, mature or unmatured or determined or determinable, including those arising under any Applicable Law, those arising under any contract, agreement, commitment, instrument, permit, license, franchise or undertaking and those arising as a result of any act or omission.

"***Lien***" means any mortgage, pledge, lien, security interest, option, covenant, condition, restriction, encumbrance, charge or other claim of any kind.

"***Losses***" shall have the meaning set forth in Section 15(a) hereof.

"***Material Adverse Effect***" means any change, circumstance or effect that is materially adverse to the Purchased Assets or the business or financial prospects of IROKO or MERUS, as the case may be, taken as a whole, but excluding any change, circumstance or effect caused by or relating to: (i) changes in general economic conditions, the financial markets or the pharmaceuticals industry generally; (ii) changes in Applicable Laws; (iii) the execution or announcement of this Agreement or the consummation of the transactions contemplated hereby; or (iv) any act of civil unrest, war or terrorism.

"***MERUS***" shall have the meaning set forth in the first paragraph hereof.

"***Net Sales***" for a particular period means the Gross Sales for such period less the following amounts actually paid or credited during such period: (i) trade, quantity, and cash discounts allowed; (ii) commissions, discounts, refunds, rebates, chargebacks, retroactive price adjustments, and any other allowances that effectively reduce the net selling price; (iii) actual returns of Products sold; and (iv) bad debt/uncollectible accounts receivable write-offs incurred by IROKO.

"***Obligated Party***" shall have the meaning set forth in Section 10(a) hereof.

"***Organizational Documents***" means (i) the articles or certificate of incorporation or certificate of limited partnership and the bylaws of a corporation or limited partnership agreement, as applicable; (ii) any similar documents adopted or filed in connection with the creation, formation, or organization of a Person that is not a corporation; and (iii) any amendment to any of the foregoing.

"***Owning Party***" shall have the meaning set forth in Section 10(a) hereof.

"***Parties***" shall have the meaning set forth in the first paragraph hereof.

"***Party***" shall have the meaning set forth in the first paragraph hereof.

"***Permits***" means all licenses, approvals, consents, franchises, authorizations, security clearances of, to, from or with, any Governmental Entity related to the Product.

"***Permitted Liens***" shall mean: (A) statutory Liens for Taxes that are not yet due and payable; (B) statutory Liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like Liens arising in the ordinary course to the extent disclosed by IROKO to MERUS in Exhibit J hereto; (C) such other imperfections of title as do not materially detract from the value or otherwise interfere with the current use of the Purchased Assets; and (D) Liens created by or through MERUS or any of its Affiliates.

"***Person***" means an individual, corporation, partnership, association, trust, government or political subdivision or agent or instrumentality thereof, or other entity or organization.

"***Product***" shall have the meaning set forth in the Background section of this Agreement.

"***Purchased Assets***" shall have the meaning set forth in Section 2(a) hereof.

"***Purchase Price***" shall have the meaning set forth in Section 3(a) hereof.

"***Reasonable Inquiry***" shall mean an investigation by the senior officers of IROKO consisting of the investigation that a responsible person in a similarly situated company in the same industry should undertake if such individual is aware of facts or circumstances that make such investigation reasonably prudent to undertake.

"***Regulatory Files***" means the (i) notice of compliance, (ii) the drug identification numbers for the Product issued by the Health Products and Food Branch of Health Canada, (iii) the notifiable changes, (iv) the new drug submissions for the Product in the Territory as set forth in Exhibit E and (v) all other regulatory approvals necessary for the sale, marketing, importing and distribution of the Product in the Territory, including all supplements thereto and regulatory files and correspondence relating thereto in IROKO's possession or control as of the Effective Date.

"***Required Consents***" shall have the meaning set forth in Section 5(b) hereof.

Pricing Information

"***Taxes***" means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Governmental Entity.

"***Tax Returns***" means any return, report, information statement or claim for refund with respect to Taxes (including but not limited to statements, schedules and appendices, and other materials attached thereto), including any amendment thereof, filed or required to be filed with the Internal Revenue Service or the CRA or any other Governmental Entity, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns.

"***Territory***" means the country of Canada.

Pricing Information

Pricing Information

"***Trademarks***" means those Canadian trademarks set forth in Exhibit G attached hereto.

"***Trademark Assignment***" shall have the meaning set forth in Section 5(b) hereof.

"***Transaction Documents***" means the Transition Services Agreement, Escrow Agreement, Trademark Assignment, Assignment and Assumption Agreement, Bill of Sale and any other agreements, certificates or instrument delivered by the applicable Party under this Agreement.

"***Transition Services Agreement***" shall have the meaning set forth in Section 5(f) hereof.

2. Transaction.

(a) Transfer of Purchased Assets. Subject to the terms and conditions of this Agreement, IROKO shall sell, assign, grant, transfer, and deliver to MERUS and MERUS shall purchase and accept from IROKO at the Closing, free and clear of all Liens, other than Permitted Liens, all of IROKO's rights, title and interest in and to the Product and the Assets of the Business listed below (all of such purchased assets being collectively referred to as the "***Purchased Assets***"):

(i) the Inventory;

(ii) the Documentation;

(iii) the Assigned Contracts;

(iv) all Permits;

(v) all of the other intangible assets of IROKO related to the Product including, but not limited to (A) all Trademarks, Know-How, trade names, service marks, business names, domain names and copyrights and (B) all similar items and intellectual property which are used in connection with IROKO's conduct of the Business; and

(vi) all rights of IROKO relating to deposits and prepaid expenses, claims for refunds and rights to offset in respect thereof relating to the Assigned Contracts.

(b) Excluded Assets. All properties, assets, and rights of IROKO or IROKO's Affiliates not specifically listed and identified in Section 2(a) are not part of the sale and purchase contemplated hereunder. For greater certainty and without limitation, the following Assets of IROKO existing on the Closing Date (collectively, the "***Excluded Assets***") are not part of the sale and purchase contemplated hereunder, are excluded from the Purchased Assets, shall be retained by IROKO (including with respect to any obligations thereunder) and shall remain the property of IROKO after the Closing:

(i) all minute books, company seals, stock record books and transfer records of IROKO and Tax Returns of IROKO and records pertaining to the Excluded Assets;

(ii) all cash and cash equivalents;

(iii) all Accounts Receivable as of the Closing Date;

(iv) all insurance policies maintained by IROKO with respect to the Business;

(v) all accounting and personnel records and other records that IROKO is required by law to retain in its possession;

(vi) all claims for refunds of Taxes for periods prior to the Closing Date;

(vii) all rights of IROKO in this Agreement and the Transaction Documents;

(viii) any Assets of IROKO that have general utility for purposes other than the conduct of the Business; and

(ix) all other Assets of every kind, nature and description, tangible or intangible, owned by IROKO and used or held for use in connection with the Business that are not Purchased Assets.

(c) Transfer of Liabilities.

(i) Pre-Closing Liabilities. (A) As between MERUS and IROKO, subject to paragraph 2(c)(i)(B), IROKO shall be solely responsible for Liabilities related to the Purchased Assets arising prior to the Closing Date or arising after the Closing Date out of circumstances that occurred before the Closing Date, whether such Liabilities are made, incurred, pending or filed, including arising from the return of Product bearing a lot number indicating the Product was sold before the Closing Date. (B) Notwithstanding the foregoing, MERUS agrees to assume and to be responsible for IROKO'S warranty obligations to replace Product sold by IROKO in the ordinary course of business prior to the Closing Date in accordance with the IROKO Returns Policy.

(ii) Post-Closing Liabilities. As between MERUS and IROKO, MERUS shall be solely responsible for Liabilities related to the Purchased Assets arising on or after the Closing Date, whether such Liabilities are made, incurred, pending or filed, including arising from the return of Product bearing a lot number indicating the Product was sold on or after the Closing Date.

(d) Delivery of Tangible Purchased Assets. As soon as practicable (and in any case within ten (10) Business Days after the Closing Date), IROKO shall have delivered all tangible assets included in the Purchased Assets (other than Inventory, for which title shall pass to MERUS on the Closing Date but the physical Inventory shall remain at the warehouse

facilities of Accuristix and shall be governed by the terms of the Assigned Contracts with Accuristix) at IROKO's risk and expense. All such tangible assets shall be shipped DDP MERUS's facilities (as defined in INCOTERMS, 2000 edition, published by the International Chamber of Commerce, ICC Publication 560). From and after the delivery of such tangible assets included in the Purchased Assets by IROKO or its shipper to MERUS's facilities, MERUS shall bear all risk of loss for such items and shall be solely responsible for all such tangible assets included in the Purchased Assets against any such loss.

(e) Post-Closing Expenses. MERUS shall bear and be solely responsible for all costs and expenses related to the Purchased Assets after the Closing Date, including costs of recording the assignment of the Trademarks to MERUS and related to applying for, prosecuting, maintaining, defending and enforcing intellectual property protections for any of the Purchased Assets in the Territory, regulatory matters, manufacturing and commercialization activities.

3. Purchase Price; Allocation of Purchase Price.

(a) Purchase Price.

Pricing Information

(b) Purchase Price of Inventory. In consideration for the acquisition of the Inventory set forth on Exhibit D, under Section 2(a)(i) hereof, MERUS agrees to pay to IROKO Price MERUS will be provided with an inventory report from Accuristix regarding the count of the Inventory on the Closing Date prior to making any payment for the Inventory.

(c) HST Election. Each of IROKO and MERUS will jointly execute in prescribed form, and each of IROKO and MERUS will file within the required time, an election under s. 167 of the HST Legislation such that no tax will be payable pursuant to HST Legislation with respect to the purchase and sale of the Purchased Assets hereunder. MERUS will indemnify IROKO pursuant to Section 15(a) hereof in respect of any Taxes due under HST Legislation in respect of this election under HST Legislation.

4. Closing. The closing shall take place in person or by facsimile or other electronic means after all the conditions and obligations set forth in Sections 5 and 6 below are fulfilled or met (as applicable), and shall be held on such date thereafter as the Parties mutually agree (such event, the "***Closing***" and such date, or such later date on which the Closing occurs, the "***Closing Date***"), provided, however, the Parties shall use reasonable efforts to effectuate the Closing on or before May 13, 2011 and in no event shall the Closing Date be later than June 1, 2011. The Closing shall be effective at 8:30 a.m. on the Closing Date.

5. Conditions Precedent to MERUS's Obligation to Close; IROKO Closing Deliverables. The obligations of MERUS to proceed with the Closing under this Agreement are subject to the fulfillment prior to or at Closing of the following conditions and deliverables (any one or more of which may be waived in whole or in part by MERUS in MERUS's sole discretion):

(a) Valid Title. IROKO shall transfer valid title to the Purchased Assets to MERUS and shall deliver the bill of sale and general conveyance substantially in the form attached hereto as Exhibit B (the "***Bill of Sale***").

(b) Assignments and Required Consents. IROKO shall deliver to MERUS any assignments and any required consents to assignments (the "***Required Consents***") relating to the Purchased Assets or the transactions contemplated hereby, which shall include (i) the assignment and assumption agreement for the Assigned Contracts substantially in the form attached hereto as Exhibit C (the "***Assignment and Assumption Agreement***"), and(ii) the

assignment agreement for the Trademarks substantially in the form attached hereto as Exhibit F (the "***Trademark Assignment***") and the parties agree to execute any other documents and/or to take any other such actions as may be reasonably necessary to give effect to the assignment and recordation of the Trademarks in the Territory covered by this Agreement. Such assignments and Required Consents shall be duly executed by parties having the authority to so assign or consent to assign.

(c) Officer's Certificate. IROKO shall deliver to MERUS a certificate of an executive officer of IROKO certifying (i) the Certificate of Formation of IROKO in effect at the Closing, (ii) the Limited Partnership Agreement of IROKO in effect at the Closing, (iii) a certificate issued by the Secretary of State of the State of Delaware as to the good standing of IROKO in such jurisdiction, (iv) copies of resolutions by the general partner of IROKO authorizing and approving this Agreement and the transactions contemplated hereby and (v) IROKO's officers executing this Agreement and the Transaction Documents to be executed and delivered by IROKO pursuant to this Agreement are incumbent officers and the specimen signatures on such certificates are their genuine signatures.

(d) Liens. IROKO shall deliver to MERUS evidence reasonably satisfactory to MERUS of the termination and release of all Liens on all the Purchased Assets, other than Permitted Liens set out in Exhibit J hereto.

(e) Inventory Count. MERUS will be provided with an inventory report from Accuristix regarding the count of the Inventory on the Closing Date.

(f) Transition Services. A Transition Services Agreement providing for the provision of certain transition services by IROKO after the Closing Date, in substantially the form attached hereto as Exhibit K (the "***Transition Services Agreement***") executed and delivered by IROKO.

(g) Escrow. An Escrow Agreement in substantially the form attached hereto as Exhibit L (the "***Escrow Agreement***") executed and delivered by IROKO.

(h) Legal Opinion. An opinion of legal counsel to IROKO in substantially the form attached hereto as Exhibit M.

(i) Other. IROKO shall deliver to MERUS such other bills of sale, assignments, deeds, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by MERUS, each in form and substance satisfactory to MERUS dated the Closing Date and duly executed by IROKO.

6. Conditions Precedent to IROKO's Obligation to Close; MERUS Closing Deliverables. The obligations of IROKO to proceed with the Closing under this Agreement are subject to the fulfillment prior to or at Closing of the following conditions and deliverables (any one or more of which may be waived in whole or in part by IROKO in IROKO's sole discretion):

(a) Payment. MERUS shall deliver to IROKO the payment on the terms set forth in Section 3 hereof.

(b) Officer's Certificate. MERUS shall deliver to IROKO a certificate of an executive officer of MERUS certifying (i) the Certificate of Incorporation of MERUS in effect at the Closing, (ii) the Articles and Notice of Articles of MERUS in effect at the Closing, (iii) a certificate of good standing issued by the British Columbia Registrar of Companies as to the good standing of MERUS in such jurisdiction, (iv) copies of resolutions by the general partner of MERUS authorizing and approving this Agreement and the transactions contemplated hereby (v) MERUS's officers executing this Agreement and the Transaction Documents to be executed and delivered by MERUS pursuant to this Agreement are incumbent officers and the specimen signatures on such certificates are their genuine signatures.

(c) Transition Services. A Transition Services Agreement executed and delivered by MERUS.

(d) Escrow. The Escrow Agreement executed and delivered by MERUS.

7. **Representations and Warranties of IROKO.** IROKO hereby represents and warrants to MERUS except as would not be expected to have a Material Adverse Effect on the activities of the Parties hereunder, as a whole, as of the Effective Date:

(a) Organization, Standing and Power. IROKO is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. IROKO has the requisite power and authority and all necessary permits, authorizations, consents, and approvals of all Governmental Entities to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted. IROKO is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary.

(b) Authority. The execution and delivery of this Agreement and the Transaction Documents by IROKO, the performance by IROKO of its obligations hereunder and thereunder, and the consummation by IROKO of the transactions contemplated hereby and thereby have been duly authorized by all necessary action by the general partner of IROKO and no other act or proceeding on the part of or on behalf of IROKO is necessary to approve the (i) execution and delivery of this Agreement and the Transaction Documents contemplated hereby and thereby, (ii) performance by IROKO of its obligations hereunder and thereunder, and (iii) consummation of the transactions contemplated hereby and thereby. The signatory officer of IROKO has the power and authority to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by IROKO pursuant hereto and thereto, to consummate the transactions hereby and thereby contemplated and to take all other actions required to be taken by IROKO pursuant to the provisions hereof and thereof.

(c) Execution and Binding Effect. This Agreement and the Transaction Documents to which IROKO is a party have been duly and validly executed and delivered by IROKO and constitute, and the other agreements and instruments to be executed and delivered by IROKO pursuant hereto, upon their execution and delivery by IROKO, will constitute (assuming, in each case, the due and valid authorization, execution and delivery thereof by MERUS), legal, valid and binding agreements of IROKO, enforceable against and by IROKO in

accordance with their respective terms, (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(d) Bankruptcy. IROKO has not made an assignment in favour of its creditors, made a proposal in bankruptcy to its creditors or any class thereof, had any petition for a receiving order presented in respect of it, or made or had done anything similar to the foregoing. IROKO has not initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution. No receiver has been appointed in respect of IROKO or any of the Purchased Assets and no execution or distress has been levied upon any of the Purchased Assets.

(e) Consents and Approvals. There is no requirement applicable to IROKO to make any filing, declaration or registration with, or to obtain any permit, authorization, consent or approval of, any Person, including any Governmental Entity as a condition to the lawful consummation by IROKO of the transactions contemplated by this Agreement.

(f) No Violation. Neither the execution, delivery and performance of this Agreement and the Transaction Documents, nor the consummation of the transactions contemplated hereby or thereby, will (i) conflict with, violate or result in any breach of the terms, conditions or provisions of the Organizational Documents of IROKO (ii) conflict with or result in a violation or breach of, or constitute a default or require the consent of any Person (other than the Required Consents required pursuant to Section 5(b) hereof), or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any contract, notice, bond, mortgage, indenture, license, franchise, permit, agreement, lease or other instrument or obligation to which IROKO is a party or by which IROKO or any of its interests in the Purchased Assets may be bound, which, in each case, would reasonably be expected to have a Material Adverse Effect on the Purchased Assets, or (iii) violate any Applicable Law which would reasonably be expected to have a Material Adverse Effect on the Purchased Assets.

(g) Title to Assets. IROKO holds good and marketable title in and to all of the Purchased Assets free and clear of any Liens except for Permitted Liens and has the complete and unrestricted power and the unqualified right to sell, assign and deliver such Purchased Assets to MERUS. Upon consummation of the transactions contemplated by this Agreement, MERUS will acquire good and marketable title in and to the Purchased Assets free and clear of any Liens, other than Permitted Liens. No written notice of any violation of any Applicable Law relating to any of the Purchased Assets has been received by IROKO.

(h) Intellectual Property.

(i) IROKO owns all right, title, interest and the goodwill of the Business associated with the Trademarks identified in Exhibit G, free and clear of all Liens other than as set forth herein, and has the exclusive right of alienation and to bring all causes of action relating thereto.

(ii) IROKO is the legal and beneficial owner of the Know-How identified in Exhibit H, has acquired same via legal and proper means, and has full right and authority to transfer same to MERUS in accordance with the terms and conditions of this Agreement.

(iii) Exhibit G hereto contains a complete and accurate list of all Trademark registrations owned by IROKO in Canada relating to the Product, and all of the same are unexpired and subsisting and have not been abandoned, cancelled, or dedicated to the public.

(iv) To IROKO's Knowledge, the use of the Trademarks and Know-How owned by IROKO does not infringe, dilute, misappropriate, or violate the intellectual property rights of any third party.

(v) IROKO has taken and/or adopted all commercially reasonable or desirable procedures, systems and policies to protect each Trademark and to safeguard and maintain secret and confidential the relevant Know-How that they own or use, where appropriate.

(vi) To IROKO's Knowledge, there are no pending or threatened legal or governmental proceedings, including opposition, cancellation, interferences, or suits, relating to the Trademarks and/or Know-How.

(vii) IROKO has not put any third party on written notice that such third party is infringing upon or is otherwise violating or misappropriating IROKO's Trademarks or its Know-How.

(i) Non-infringement. To IROKO's Knowledge (i), the making, having made, using or selling of the Product does not infringe any issued patent owned by a third party, (ii) the Trademarks as used in the advertising, marketing, offer for sale and/or sale of the goods set forth in the goods and services description for each, do not infringe any registered trademark in Canada owned by a third party and (iii) none of IROKO or its Affiliates have received any written or other notice from a third party that the making, having made, using or selling of the Product, as conducted by IROKO or any of its Affiliates prior to the Closing Date, if applicable, infringes the intellectual property rights of any third party.

(j) Litigation Matters. There is no proceeding pending against IROKO or any of its Affiliates or, to IROKO's Knowledge, threatened against IROKO or any of its Affiliates, at law or in equity or by or before any Governmental Entity that (i) relates to the Product, the Assigned Contracts and the other Purchased Assets or (ii) challenges, or may have the effect of preventing, delaying or making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement. There are no outstanding orders, injunctions or decrees of any Governmental Entity (other than Governmental Authorizations) that apply to the Business or Purchased Assets (or that will apply to MERUS after the Closing Date) that restrict the ownership, disposition or use of the Purchased Assets.

(k) Maintenance Fees. All maintenance and similar fees in respect of any Purchased Assets that are due and payable immediately prior to the Closing have been paid in full.

(l) Product Warranties. IROKO has not provided any warranties, whether express or implied, written or oral, to any customers of the Business other than those warranties set out in the IROKO Returns Policy.

(m) No Broker or Finder. Neither IROKO nor its Affiliates has retained any broker or finder or incurred any liability for any brokerage fee, commission or finder's fee in connection with the transactions contemplated by this Agreement.

(n) No Royalty. IROKO is not required to pay any royalty or other payment to any Person with respect to the use, sale of, or practice of any of the Purchased Assets.

(o) Assigned Contracts. Exhibit A sets forth a list of all material contracts relating to the Product and no other contracts that are material have been entered into in respect of the Product. IROKO has delivered to MERUS a correct and complete copy of each written Assigned Contract.

(p) Inventory. The Inventory listed on Exhibit D are all of the lots of the Product that are used or usable by IROKO or its Affiliates and all Inventory shall have a minimum fifteen (15) month shelf-life as of Closing. All of the items included in Inventory on the Closing Date consist of a quality and quantity usable and, with respect to finished Inventory, saleable, in the ordinary course of business, and such Inventory does not include any item of inventory that is obsolete, damaged or that has been previously written off by IROKO. Items of below-standard quality and items not readily saleable in the ordinary course of business have been written down in value in accordance with GAAP to estimated net realizable market value by IROKO. All Inventory held on consignment or otherwise by third Persons are properly reflected and accounted for by IROKO. The Inventory meets all applicable Product specifications of IROKO.

(q) Sales. The following table fully and accurately sets out the Gross Sales and Net Sales of the Product in the Territory for the calendar years 2008 to 2010:

Year	Gross Sales	Net Sales
2008		
2009		
2010		

(r) Employees. Other than one (1) employee, the employees of IROKO do not reside in Canada and do not perform employment duties or otherwise carry on any activities for the Business in the Territory.

(s) Insurance. IROKO maintains insurance policies on the Purchased Assets that are reasonable and customary for the conduct of the Business in its ordinary course.

(t) HST. IROKO is registered for the purposes of HST Legislation and its registration number is

(u) Residency. IROKO is a non-resident of Canada for purposes of the ITA.

(v) Compliance with Laws; Regulatory Matters.

(i) IROKO is conducting the Business in compliance in all material respects with all Applicable Laws. No Governmental Entity has served on IROKO written notice that IROKO was or is in violation of any law in any jurisdiction in respect of the Business or Purchased Assets. IROKO has not received written notice from any Governmental Entity that there are any circumstances currently existing that would lead to any loss or refusal to renew any Governmental Authorizations on terms less advantageous to it than the terms of those Governmental Authorizations currently in force, except in the case of any such violation, loss or refusal to renew that would not adversely impact MERUS' ability to conduct the Business after the Closing in any material respect.

(ii) As of the Closing Date, IROKO has filed with all applicable Governmental Entities all required notices, supplemental applications and annual or other reports, including adverse experience reports, with respect to the Product that is material to the conduct of the Business as conducted by IROKO as of the Closing Date.

(iii) IROKO has not received any written notice that any Governmental Entity (A) has commenced, and, to the Knowledge of IROKO, no Governmental Entity has threatened to initiate, any action to withdraw its approval or request the recall of the Product, or (B) has commenced or to the knowledge of IROKO, has commenced or threatened to initiate, any action to enjoin production of the Product. (iii) IROKO has made available to MERUS copies of all (A) reports of inspectional observations and (B) establishment inspection reports prepared by any Governmental Entity and relating to the Business and Purchased Assets that are in its possession.

(w) Taxes.

(i) IROKO has properly and timely filed and will, prior to the Closing, properly and timely file, all Tax Returns pertaining to the Business or the Purchased Assets which IROKO is required to file on or prior to Closing (taking into account any properly-obtained extensions of time within which to file such Tax Returns), and such Tax Returns are or will be complete and correct in all material respects. IROKO has timely paid all Taxes shown to be due on such Tax Returns. To the Knowledge of IROKO, there is no unassessed Tax deficiency proposed or threatened against IROKO relating to the Business or Purchased Assets. No claim has ever been made by an authority in a jurisdiction where IROKO does not file Tax Returns that IROKO is or may be subject to taxation by that

jurisdiction with respect to the Business or the Purchased Assets. There are no Encumbrances on any of the Purchased Assets with respect to Taxes other than Permitted Encumbrances.

(ii) To the knowledge of IROKO, there is no dispute or claim concerning any Tax liability of IROKO with respect to the Business or Purchased Assets claimed or raised by any taxing authority.

(iii) IROKO has not waived any statute of limitations or agreed to any extension of time with respect to a Tax assessment or deficiency pertaining to the Business or the Purchased Assets.

(iv) IROKO is not a party to any action, audit or proceeding by any taxing authority for the assessment or collection of Taxes with respect to the Business or Purchased Assets, nor, to the Knowledge of IROKO, is any such event being asserted or threatened.

(v) No taxing authority has audited any Tax return filed by IROKO with respect to the Business or Purchased Assets, which audit has not been fully and finally resolved.

(x) Certain Business Practices. To the Knowledge of IROKO, neither IROKO nor any of its directors, officers, employees, distributors or agents, in such capacity and on behalf of IROKO, has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity or (b) violated any applicable money laundering or anti-terrorism law. To the knowledge of IROKO, IROKO and its directors, officers, employees, distributors, agents and business partners, in such capacity and on behalf of IROKO, have complied at all times, and are in compliance, with all applicable U.S. and non-U.S. anti-corruption laws, In this regard, to the Knowledge of IROKO, IROKO and its directors, officers, employees, , distributors, agents and business partners, in such capacity and on behalf of IROKO, have not given, offered, agreed or promised to give, or authorized the giving directly or indirectly, of any money or other thing of value to anyone as an inducement or reward for favorable action or forbearance from action or the exercise of influence.

(y) Governmental Authorizations. IROKO is the duly authorized holder of all of Governmental Authorizations, all of which are in full force and effect and unimpaired. There is no pending or, to the Knowledge of IROKO, threatened, action by or before any Governmental Entity to revoke, cancel, rescind, modify or refuse to renew any of the Governmental Authorizations. True and complete copies of all of the Governmental Authorizations have been furnished to MERUS. IROKO has not received written notice from any Governmental Entity asserting a violation of the terms of any such Governmental Authorization, or threatening to revoke, cancel, suspend or not renew the terms of any such Governmental Authorization. To the Knowledge of IROKO, there has been no violation of any Governmental Authorization or any terms or conditions thereof.

(z) Disclaimer of Other Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 7, THE PURCHASED ASSETS ARE BEING

TRANSFERRED "AS IS, WHERE IS, WITH ALL FAULTS," AND IROKO MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, ORAL OR WRITTEN, AT LAW OR IN EQUITY, IN RESPECT OF THE CONDITION, VALUE OR QUALITY OF THE PURCHASED ASSETS, AND THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE PURCHASED ASSETS, INCLUDING WITH RESPECT OF ANY WARRANTY OF MERCHANTABILITY, NON-INFRINGEMENT, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, OR ANY OTHER MATTER WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

8. **<u>Representations and Warranties of MERUS</u>.** MERUS hereby represents and warrants to IROKO except as would not be expected to have a Material Adverse Effect on the activities of the Parties hereunder, as a whole, as of the Effective Date:

(a) <u>Organization</u>. MERUS is a corporation duly organized, validly existing and in good standing under the laws of British Columbia, Canada. MERUS has full corporate power and authority and the legal right to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by MERUS pursuant the terms of this Agreement and the Transaction Documents and to consummate the transactions contemplated hereby and thereby.

(b) <u>Authority</u>. The execution and delivery of this Agreement and the Transaction Documents by MERUS, the performance by MERUS of its obligations hereunder and thereunder, and the consummation by MERUS of the transactions contemplated hereby and thereby have been duly authorized by all necessary action by the Board of Directors of MERUS, and no other act or proceeding on the part of MERUS or its shareholders is necessary to approve the (i) execution and delivery of this Agreement and the Transaction Documents contemplated hereby and thereby, (ii) performance by MERUS of its obligations hereunder and thereunder, and (iii) consummation of the transactions contemplated hereby and thereby. The signatory officer of MERUS has the power and authority to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by MERUS pursuant hereto, to consummate the transactions hereby and thereby contemplated and to take all other actions required to be taken by MERUS pursuant to the provisions hereof and thereof.

(c) <u>Execution and Binding Effect</u>. This Agreement and the Transaction Documents to which MERUS is a party have been duly and validly executed and delivered by MERUS and constitute, and the other agreements and instruments to be executed and delivered by MERUS pursuant to the terms of this Agreement, upon their execution and delivery by MERUS, will constitute (assuming, in each case, the due and valid authorization, execution and delivery thereof by IROKO, legal, valid and binding agreements of MERUS, enforceable against and by MERUS in accordance with their respective terms, (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(d) Consent and Approvals. There is no requirement applicable to MERUS to make any filing, declaration or registration with, or to obtain any permit, authorization, consent or approval of, any Governmental Entity as a condition to the lawful consummation by MERUS of the transactions contemplated by this Agreement.

(e) No Violation. Neither the execution, delivery or performance of this Agreement and the Transaction Documents, nor the consummation of the transactions contemplated hereby or thereby, will (i) conflict with, violate or result in any breach of the terms, conditions or provisions of the Organizational Documents of MERUS, (ii) conflict with or result in a violation or breach of, or constitute a default or require consent of any Person (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any notice, bond, mortgage, indenture, license, franchise, permit, agreement, lease or other instrument or obligation to which MERUS is a party or by which MERUS or any of its properties or assets may be bound, which, in each case, would reasonably be expected to have a Material Adverse Effect on its business or properties, or (iii) violate any Applicable Law which would reasonably be expected to have a Material Adverse Effect on its business or properties.

(f) No Broker or Finder. Neither MERUS nor any of its Affiliates has retained any broker or finder or incurred any liability for any brokerage fee, commission or finder's fee in connection with the transactions contemplated by this Agreement.

(g) HST. MERUS is registered for purposes of HST Legislation and its registration number is

9. Post-Closing Covenants of the Parties.

(a) Post-Closing Access to Information. If, after the Closing Date and for a period of one (1) year thereafter, solely to properly effectuate the transfer of the Purchased Assets or to prepare documents or reports required to be filed with Governmental Entities, including MERUS's financial statements or regulatory filings, it is reasonably necessary that MERUS obtain additional information within IROKO's possession relating to the Purchased Assets, IROKO will, at MERUS's expense and request, furnish or cause its representatives to furnish such information to MERUS, at reasonable times and upon reasonable notice; provided, that unless such information should have previously been provided to MERUS by IROKO in connection with the transfer of the Purchased Assets on the Closing Date, MERUS shall (i) endeavor to make no more than two (2) requests in such one (1) year period, (ii) reimburse IROKO for any reasonable out-of pocket expenses incurred by IROKO in complying with any such request (including, without limitation, reasonable attorneys' fees), and (iii) pay to IROKO a *per diem* amount of US One Thousand Five Hundred Dollars (US $1,500.00) per person, if any of IROKO's personnel is required to spend more than two (2) consecutive eight (8) hour days complying with such request.

(b) Post-Closing Cooperation.

(i) Upon the terms and subject to the conditions hereof, each of the Parties shall use reasonable efforts to take, or cause to be taken, all appropriate action, and to

do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate and make effective the transactions contemplated hereby. In the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement or the Transaction Documents, each Party shall use reasonable efforts to promptly take all such action. Without limiting the foregoing, IROKO shall, from time to time, execute and deliver all such other and further materials and documents and instruments of conveyance, transfer or assignment as may be reasonably requested by MERUS to effect, record or verify the transfer to, and vesting in MERUS of, all of IROKO's right, title and interest in and to the Purchased Assets, free and clear of all Liens, other than Permitted Liens in accordance with the terms of this Agreement.

(ii) IROKO agrees that, if requested by MERUS, it will reasonably cooperate with MERUS in enforcing the terms of the Assigned Contracts; provided, that such obligation to cooperate shall expire on the first anniversary of the Effective Date of this Agreement. MERUS shall pay to IROKO a *per diem* amount of US One Thousand Five Hundred Dollars (US $1,500.00) per person, if any of IROKO's personnel is required to spend more than two (2) consecutive eight (8) hour days complying with such request.

(iii) After the date hereof, IROKO shall consult with MERUS prior to making any filings with, or having any communications with, any Governmental Entity with respect to the Product in the Territory.

(c) Post-Closing Retention of Copies. The Parties agree to retain or cause to be retained all books and records pertinent to the Purchased Assets relating to Tax matters until the expiration of the applicable period for assessment under Applicable Law and, if relating to other than tax matters, for the period specified under such retaining Party's document retention policy or, if longer, the longest period specified under Applicable Law. Notwithstanding anything to the contrary contained in this Agreement, IROKO may retain and use archival copies of all documents or materials conveyed hereunder to the extent (i) required to remain in the possession of IROKO pursuant to Applicable Law or (ii) necessary or appropriate for IROKO to perform and discharge all of its respective liabilities or obligations related to the Purchased Assets.

(d) No Sales Outside of Territory.

(i) MERUS shall not directly or indirectly (by means of an Affiliate) promote, advertise, market, distribute or in any manner sell or otherwise dispose of the Product or product associated with the Regulatory Files, outside of the Territory or for use outside of the Territory. MERUS shall not directly or indirectly promote, advertise, market, distribute or in any manner sell or otherwise dispose of Product, or products associated with the Regulatory Files, for resale or use outside the Territory. MERUS acknowledges that in the event of any breach or threatened breach by MERUS of this 9(d)(i), damages may be an inadequate remedy, and therefore IROKO shall be entitled to any injunctive relief, specific performance and any other remedies in law or equity in respect thereof. For greater certainty, MERUS shall not be in breach of this 9(d)(i) by reason only that an end-user purchased the Product, or product associated with the Regulatory Files, in the Territory and uses it outside the Territory.

(ii) MERUS agrees to impose the obligations contained in 9(d)(i) of this Agreement on any subsequent purchasers, licensees, or assignees of the Regulatory Files, including the right of IROKO as a third party beneficiary to obtain injunctive relief, specific performance and any other remedies in law or equity in respect thereof against any such subsequent purchaser, licensee or assignee.

(e) Use of Trademarks. IROKO on behalf of itself and its Affiliates, hereby authorizes MERUS to use the following trademarks: VANCOCIN and VANCOCIN CP and related marks and any variation thereof, in relation to and/or as applied on any of the Inventory. MERUS will not make any reference to IROKO or its Affiliates on any printed material, including but not limited to Product labeling, carton and leaflet except (i) as permitted by their Agreement or the Transaction Documents; (ii) for making reference for historical referencing purposes (subject to the prior written consent of IROKO to such use, such consent not to be unreasonably withheld or delayed); (iii) where required by Applicable Law; or (iv) where approved by IROKO or its Affiliate in writing prior to use.

(f) Transfer of Regulatory Files. As soon as practicable after the Closing but no later than ten (10) Business Days thereafter, the parties shall file with any relevant Governmental Entity, including, without limitation, the HPFB, the information required to transfer the Regulatory Files from IROKO to MERUS and the parties agree to take any and all other action required by any Governmental Entity to effect the transfer of the Regulatory Files and are necessary to consummate the transactions contemplated by this Agreement so as to preserve all rights of, and benefits to, MERUS in the Purchased Assets.

(g) Bulk Sales Laws. MERUS hereby waives compliance by IROKO with the requirements of the *Bulk Sales Act* (Ontario) relating to the sale of property in bulk ("***Bulk Sales Legislation***"). IROKO agrees to fully indemnify MERUS with respect to all costs, expenses, damages and losses which MERUS may incur or suffer as a result of IROKO's non-compliance with Bulk Sales Legislation.

(h) Retail Sales Tax Act. MERUS hereby waives compliance by IROKO with requirements of the *Retail Sales Tax Act* (Ontario). IROKO agrees to fully indemnify MERUS with respect to all costs, expenses, damages and losses which MERUS may incur or suffer as a result of IROKO's non-compliance with such legislation.

(i) Insurance. For all occurrence-based policies, IROKO shall maintain in effect without material modification all existing policies or binders of insurance in existence at the date hereof for a period of three (3) years after the Closing Date.

(j) Assignment. If any of the Contracts or other Assets included in the Purchased Assets is not assignable or transferable either by virtue of the provisions thereof or under Applicable Law without the consent of some other Person, this Agreement and the related instruments of transfer shall not constitute an assignment or transfer thereof, and MERUS shall not assume the obligations of IROKO thereunder. If any such consent is not obtained prior to Closing, IROKO shall use commercially reasonable efforts to provide MERUS the benefits of any such agreement or Contract requiring consent. Notwithstanding the foregoing, IROKO shall

use commercially reasonable efforts to obtain any such consent not previously obtained as soon as practicable after the Closing.

10. Confidentiality.

(a) Treatment of Confidential Information. Except as expressly provided in this Agreement, neither IROKO nor MERUS (the "***Obligated Party***") shall use or reveal or disclose to third parties any Confidential Information of the other Party (the "***Owning Party***"), nor shall the Obligated Party use any Confidential Information of the Owning Party, without first obtaining the prior consent of the Owning Party. The foregoing non-use and non-disclosure obligations shall not apply to Confidential Information of the Owning Party that the Obligated Party can prove by competent written evidence: (i) is or becomes in the public domain other than through the default of the Obligated Party or any of its Affiliates or any of their permitted recipients of such Confidential Information, (ii) is already legitimately in the possession of the Obligated Party, (iii) is disclosed to the Obligated Party by a third party having the right to do so, or (iv) is subsequently and independently developed by employees, agents, consultants, or third parties on behalf of the Obligated Party or Affiliates thereof who had no knowledge of such Confidential Information; provided, that with respect to Confidential Information related to the Purchased Assets that was the Confidential Information of IROKO before the Closing and that became the Confidential Information of MERUS after the Closing as provided in the definition of the term "***Confidential Information***," none of the foregoing exceptions (other than (i) and (iii)) shall apply. The Obligated Party may disclose Confidential Information of the Owning Party to the Obligated Party's Affiliates, collaborators, employees, consultants or agents who reasonably require such access and who are bound by non-use and non-disclosure obligations at least as restrictive as those contained in this Agreement. In any event, the Obligated Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own, but no less than reasonable care, to ensure that its employees, consultants and agents do not disclose or make any unauthorized use of the Confidential Information of the Owning Party. The Confidential Information, and all copies of part or all thereof, shall be and remain the exclusive property of the Owning Party, and the Obligated Party shall acquire only such rights as are expressly set forth in this Agreement and only for as long as such rights are in effect.

(b) Authorized Disclosure.

(i) Notwithstanding any other provision of this Agreement, each Obligated Party may disclose Confidential Information of the Owning Party: (a) in response to a valid, competent and binding order of a Governmental Entity; (b) if required by law or regulation; provided, however, that in the case of (a) and (b) the Obligated Party shall first have, to the extent legally permitted, given reasonable prior notice to the Owning Party of such pending disclosure and shall have, to extent reasonably requested by and at the sole expense of the Owning Party, made a reasonable effort to obtain a protective order, or to cooperate with the Owning Party's efforts, as applicable, to obtain a protective order limiting the extent of such disclosure and requiring that the Confidential Information so disclosed be used only for the purposes for which such order was issued or as required by such law or regulation; (c) to the extent and to the Persons required by rules of the National Association of Securities Dealers, or (d) as necessary to prosecute or defend litigation, including litigation between the Parties, or otherwise establish rights or enforce obligations pursuant to

procedures, if any, described in this Agreement, but only to the extent that any such disclosure is necessary for such purposes. Notwithstanding the preceding sentence or Section 10(c) hereof, either Party shall be free to disclose, without the other Party's prior consent, the existence of this Agreement, the identity of the other Party and other information relating to the Transactions that is required to be disclosed under applicable securities laws and other applicable laws or regulations of the United States or Canada or any securities exchange or NASDAQ. Any Obligated Party (and any employee, representative, or other agent of any Obligated Party) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided however, that no Obligated Party will be permitted to disclose such tax treatment or tax structure to the extent that such disclosure would constitute a violation of federal, provincial or state securities laws. For the purposes of this Section 10(b), (y) the "tax treatment" of a transaction means the purported or claimed federal income tax treatment of the transaction, and (z) the "tax structure" of a transaction means any fact that may be relevant to understanding the purported or claimed federal income tax treatment of the transaction. Thus, for the avoidance of doubt, the Obligated Parties acknowledge and agree that the tax treatment and tax structure of any transaction does not include the name of any Owning Party to a transaction or any sensitive business information (including the name and other specific information about any Owning Party's intellectual property or other proprietary assets) unless such information may be related or relevant to the purported or claimed federal income tax treatment of the transaction.

(ii) Notwithstanding the foregoing prohibition on disclosure of the Confidential Information, the Obligated Party may disclose the terms of this Agreement in accordance with Section 10(b)(i) hereof or, in the event that the terms of this Agreement have not previously been disclosed in accordance with Section 10(b)(i) hereof, to: (A) third parties for due diligence purposes or similar investigations in connection with corporate financing transactions, as long as such disclosure is made under confidentiality obligations substantially as protective as those of this Section 10; (B) any Affiliates or permitted licensees or sublicensees, as long as such disclosure is made under such confidentiality obligations; and (C) any third party in connection with any proposed assignment in accordance with Section 18(c) hereof, as long as such disclosure is made under such confidentiality obligations.

(c) Public Announcements. It is understood that one or both of the Parties may issue a press release announcing the signing of this Agreement or MERUS's proposed activities hereunder only after obtaining the mutual written agreement of the Parties as to the content of such release. The Parties shall consult with each other reasonably and in good faith with respect to the text and timing of any such press release prior to the issuance thereof.

(d) Termination of Prior Confidentiality Agreement. This Agreement supersedes the Confidentiality Agreement, but only insofar as such Confidentiality Agreement relates to the subject matter of this Agreement. All Confidential Information (as defined in such Confidentiality Agreement) exchanged between the Parties under such Confidentiality Agreement relating to the subject matter of this Agreement shall be deemed Confidential Information hereunder and shall be subject to all the terms of this Agreement (including the

change in the ownership of Confidential Information with respect to the Purchased Assets as provided in the definition of the term Confidential Information as set forth herein).

11. Non-Competition and Non-Solicitation Agreement

Business Restriction Information

(b) Solicitation Restriction. For a period of two (2) years from and after the Closing Date, anywhere in the Territory, IROKO shall not, directly or indirectly:

(i) solicit or encourage any employee to either leave the employment of or cease working for or with MERUS; provided that the foregoing shall not apply to (x) any employees no longer employed by MERUS or any of its Affiliates , (y) any employees who respond to general solicitations of employment not specifically directed toward MERUS, and (z) any employees currently employed by IROKO in the Territory; or

(ii) induce any customer or supplier of MERUS or any subsidiary of MERUS or the Business to refuse to do business with MERUS, any subsidiary of MERUS or the Business, as the case may be, on as favorable of terms as previously done with IROKO or the Business, as the case may be (Section 11(a) along with this Section 11(b), the "***Restricted Activities***").

(c) Acknowledgement. IROKO acknowledges that the length of time and geographic restriction pertaining to all prohibitions in this Section 11 both are reasonable and necessary for the legitimate protection of MERUS' business and interests.

(d) Other Terms. IROKO expressly agrees and understands that the remedy at law for any breach by IROKO of this Section 11 will be inadequate and that the damages flowing from such breach may not be readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that upon adequate proof of IROKO's violation of this Section 11 MERUS will be entitled to seek immediate injunctive relief and may seek to obtain a temporary restraining order restraining any threatened or further breach. Nothing in this Section 11 will be deemed to limit MERUS' remedies at law or in equity for any breach by IROKO of any of the other provisions of this Agreement that may be pursued by or available to MERUS.

12. Intellectual Property Matters; Further Cooperation. IROKO hereby covenants and agrees, from and after the Closing Date, (a) to execute and deliver to MERUS all such further instruments, assignments, assurances and other documents, and (b) to provide reasonable assistance to MERUS and to make itself reasonably available to MERUS at such times as may be requested by MERUS, in each instance in connection with the carrying out of this Agreement and the contemplated transactions and the vesting in MERUS of all of the rights, titles, interests and privileges relating to the Intellectual Property intended to be transferred to

MERUS under this Agreement. Notwithstanding the foregoing, for the avoidance of doubt, MERUS will be responsible for paying all reasonable out-of-pocket expenses incurred in order for IROKO to perform its obligations under this Section 12 and all filing and recording fees required to be paid in connection with the transfer of title of the Trademarks to MERUS. IROKO shall not incur any out-of-pocket expenses pursuant to this Section 12 without the prior written approval of MERUS (which approval shall not be unreasonably withheld).

13. **Transfer Taxes.** All transfer, excise, sales, use, value added, registration, stamp, recording, documentary, conveyancing, and similar Taxes and fees (collectively, "***Transfer Taxes***") incurred in connection with the transactions contemplated by this Agreement shall be borne by MERUS, provided that Transfer Taxes shall not include any amount of income taxes of IROKO or amounts withheld on account of IROKO's income tax. MERUS shall accurately and timely file all required Tax Returns and other documentation with respect to such Transfer Taxes.

14. **Survival of Representations, Warranties and Covenants.** The representations and warranties of each Party to this Agreement will survive the Closing and continue in full force and effect for a period of one (1) year after the Closing Date except for the representations and warranties set forth in Section 7(a) (Organization), Section 7(b) (Authority), Section 7(e) (Consents and Approvals), Section 7(f) (No Violation), Section 7(g) (Title to Assets), Section 7(h) (Intellectual Property), Section 7(i) (Non-Infringement), Section 7(v) (Compliance with Laws; Regulatory Matters), Section 7(w) (Taxes), 7(x) (Certain Business Practices), Section 8(a) (Organization) and Section 8(b) (Authority) shall survive the Closing for a period of three (3) years after the Closing Date. Covenants and agreements contained in this Agreement shall survive the Closing without limitation; provided, that the provisions contained in Section 11 (Non-Competition and Non-solicitation Agreement) shall survive in accordance with the periods set forth in such section. Notwithstanding the foregoing, if, with respect to any of the representations and warranties, any indemnified Party under Section 15 hereof delivers to the indemnifying Party under Section 15 hereof a written notice alleging in good faith the existence of a breach of any of said representations and warranties made by the indemnifying Party within the applicable survival time period (and setting forth in reasonable detail the basis for such indemnified Party's belief that such a breach may exist) and asserting in good faith a claim for recovery under Section 15 hereof based on such alleged breach, then said representation or warranty underlying the claim asserted in such notice shall survive until such time as such claim is fully and finally resolved. For the avoidance of doubt, neither Party will have liability (for indemnification or otherwise) with respect to any representation or warranty in this Agreement unless, on or before the applicable survival time period, a Party notifies the other Party making such representation or warranty in writing of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by the Party delivering notice. Nothing in this Section 14 will limit any remedy a Party may have against any person for fraud in connection with this Agreement and the transactions contemplated hereby under applicable tort laws.

15. **Indemnification; Notice of Breach; Right to Setoff.**

(a) MERUS's Indemnification. MERUS shall protect, defend, indemnify and hold harmless IROKO, its subsidiaries, and their officers, directors, employees, successors and assigns from and against any losses, damages and expenses (including reasonable counsel fees,

costs and expenses incurred in investigating and defending against the assertion of such liabilities) (collectively, "***Losses***") that may be sustained, suffered or incurred by IROKO or its Affiliates and their respective officers, directors, employees, successors and assigns and which (i) are related to any breach by MERUS of its representations, warranties, or covenants in this Agreement, (ii) arise out of MERUS's use or ownership of the Purchased Assets on or after the Closing Date, or (iii) relate to liability for any Taxes under HST Legislation with respect to the transfer of the Purchased Assets.

(b) IROKO's Indemnification. IROKO shall protect, defend, indemnify and hold harmless MERUS and its Affiliates, and their respective officers, directors, employees, successors and assigns from and against any Losses that may be sustained, suffered or incurred by MERUS and its officers, directors, employees, successors and assigns and which (i) are related to any breach by IROKO of its representations, warranties, or covenants in this Agreement; (ii) arise out of IROKO's use or ownership of the Purchased Assets prior to the Closing Date; (iii) relate to liability arising as a consequence of IROKO not complying with the Bulk Sales Legislation (iv) relate to liability for Taxes of IROKO or any of its Affiliates for any period (or portion thereof), regardless of whether it ends on the Closing Date, and all Taxes owed on account of the Purchased Assets or the operation of the Business, including any Taxes arising as a consequence of IROKO not complying with requirements under Section 6 of the *Retail Sales Tax Act* (Ontario), for all Tax periods (and portions thereof) ending on or before the Closing Date, except for any liability for any Taxes under HST Legislation with respect to the transfer of the Purchased Assets for which MERUS has indemnified IROKO in Section 15(a)(iii) hereof; and (v) arise out of any third party claims against the Product or the Purchased Assets or against MERUS or its Affiliates in respect of any matter thereof arising out of or related to events occurring before the Closing Date including, but not limited to, any product liability claims.

(c) Notice. If any action, suit or proceeding shall be commenced, or any claim or demand shall be asserted, in respect of which one party (the "***Indemnitee***") proposes to demand indemnification under Sections 15(a) or 15(b) hereof, the party from which indemnification is sought (the "***Indemnitor***") shall be notified to that effect with reasonable promptness and shall have the right to assume the entire control of (including the selection of counsel), subject to the right of the Indemnitee to participate (with counsel of its choice) in the defense, compromise or settlement thereof, but the fees and expenses of counsel shall be at the expense of the Indemnitee unless (i) the engagement of counsel by the Indemnitee has been specifically authorized by the Indemnitor, or (ii) the named parties to any such action (including any impleaded parties) include both the Indemnitee and the Indemnitor and the Indemnitee shall have been advised by its counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnitor. The Indemnitee shall cooperate fully in all respects with the Indemnitor in any such defense, compromise or settlement, including by making available all pertinent information under its control to the Indemnitor. The Indemnitor will not compromise or settle any such action, suit, proceeding, claim or demand without the prior written consent of the Indemnitee, such consent not to be unreasonably withheld; provided, that in the event the approval described above is withheld, then the liabilities of the Indemnitor shall be limited to the total sum representing the amount of the proposed compromise or settlement and the amount of counsel fees accumulated at the time such approval is withheld.

(d) Basket and Cap. IROKO shall not be obligated to indemnify MERUS pursuant to Section 15(b) of this Agreement unless claims for indemnification against IROKO thereunder exceed in the aggregate price the "*Basket*"), at which point MERUS shall be entitled to indemnification for all Losses thereunder in excess of the Basket; provided, however, that in no event shall IROKO be liable pursuant to Section 15(b) of this Agreement for Losses in excess of percentage of the Purchase Price ("*Cap*") (except on account of a breach of Section 7(a) (Organization), 7(b) (Authority), 7(g) (Title to Assets), 7(w) (Taxes), 9(g) (Bulk Sales Legislation), 9(h) (Retail Sales Tax Act) or Section 11(a) (Business Restriction), as to which the Cap shall not apply). Notwithstanding anything to the contrary contained in this Agreement, the maximum aggregate amount of indemnifiable Losses which may be recovered by MERUS from IROKO under this Agreement shall not exceed the Purchase Price.

(e) No Consequential Damages. IN NO EVENT SHALL ANY PARTY OR THEIR AFFILIATES BE LIABLE FOR SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER LEGAL THEORY AND IRRESPECTIVE OF WHETHER SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE; PROVIDED THAT THIS LIMITATION SHALL NOT LIMIT THE INDEMNIFICATION OBLIGATIONS OF THE PARTIES PURSUANT TO SECTION 15 FOR SUCH DAMAGES CLAIMED BY A THIRD PARTY.

(f) Exclusive Remedy. From and after the Closing and except with respect to breaches of Section 3(a)(ii) or Section 3(a)(iii) of this Agreement, the remedies set forth in this Section 15, shall be the sole and exclusive remedies of the parties hereto with respect to this Agreement and are in lieu of any other remedies that may be available to an Indemnitee with respect to this Agreement (except with respect to breaches of Section 3(a)(ii) or Section 3(a)(iii)) under any other agreement or pursuant to any statutory or common law.

Pricing Information

Pricing Information

18. Miscellaneous.

(a) Expenses. Each of the parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

(b) Amendments and Waivers. Any term of this Agreement may be amended or waived in a written instrument executed by IROKO and MERUS or their respective successors and assigns. Any amendment or waiver effected in accordance with this Section 18(b) shall be binding upon the Parties and their respective successors and assigns.

(c) Assignment; Successors and Assigns. Except as expressly provided herein, neither Party may assign or otherwise transfer, in whole or in part, this Agreement or any of its rights or obligations hereunder, whether voluntarily, by operation of law or otherwise, without the prior written consent of the other Party; provided, that either Party may assign this Agreement without the prior consent of the other Party in the event of a Change of Control. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns.

(d) Third Party Beneficiary. MERUS acknowledges that the Product and the Regulatory Files were sold and transferred to IROKO from Eli Lilly Canada Inc. ("***Lilly Canada***"). MERUS acknowledges and agrees that Lilly Canada shall be deemed to be a third-party beneficiary with respect to the covenants and restrictions contained in Section 9(d)(i) of this Agreement, and in the event that MERUS shall breach any of the covenants and restrictions contained in Section 9(d)(i) of this Agreement, Lilly Canada may take any and all actions which Lilly Canada deems appropriate to enforce the covenants and restrictions, in respect thereof, including seeking injunctive relief, specific performance or any other remedies in law or equity.

(e) Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to the conflicts of laws provisions thereof. Each Party hereby irrevocably consents to the exclusive jurisdiction of the Court of Chancery of Delaware, and the United States District Court for the District of Delaware. Each Party irrevocably agrees that all actions or proceedings relating to this Agreement or any agreement entered into in connection herewith shall be litigated in such courts. Each Party waives any objection which it may have based on lack of personal jurisdiction, improper venue or forum non conveniens to the conduct of any proceeding in any such court and waives personal service of any and all process upon them.

(f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Facsimile and electronic transmission signatures shall be treated as original signatures.

(g) Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(h) Notices. All notices, requests, demands and other communications required or permitted to be made hereunder shall be in writing and shall be deemed duly given if hand delivered against a signed receipt therefor, sent by registered mail, return receipt requested, first class postage prepaid, or sent by internationally recognized overnight delivery service, or sent by confirmed facsimile transmission with a hard copy deposited in first class mail the same

day or the following day, in each case addressed to the Party entitled to receive the same at the address specified below:

If to MERUS, then to:

MERUS LABS INC.
1177 West Hastings Street, Suite 2007
Vancouver, British Columbia
Canada V6E 2K3
Attn: President and CEO
Facsimile: 604-225-0588
Email: adoroudian@meruslabs.com

If to IROKO, then to:

Iroko International LP
Navy Yard Corporate Center
One Crescent Drive, Suite 400
Philadelphia, Pennsylvania 19112

Attn: General Counsel
Facsimile: 267-546-3004
Email: legal_iroko.com

(i) Severability. If one or more provisions of this Agreement are held to be unenforceable under Applicable Law, the Parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each Party as close as possible to that under the provision rendered unenforceable. In the event that the Parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded, and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(j) Entire Agreement. This Agreement, together with the Transaction Documents, is the product of each of the Parties hereto, constitutes the entire agreement between such Parties pertaining to the subject matter hereof, and merges all prior negotiations and drafts of the Parties with regard to the transactions contemplated herein (including any term sheet previously executed by the Parties). Any and all other written or oral agreements existing between the Parties hereto regarding such transactions are expressly canceled (including any term sheet previously executed by the Parties).

(k) Advice of Legal Counsel. Each Party acknowledges and represents that, in executing this Agreement, it has had the opportunity to seek advice as to its legal rights from legal counsel and that the individual signing on its behalf has read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any Party by reason of the drafting or preparation thereof.

(l) Certain Rules of Interpretation in this Agreement and the Exhibits. Unless otherwise specified, all references to monetary amounts are to United States of America currency (U.S. Dollars); the use of words in the singular or plural, or with a particular gender, shall not limit the scope or exclude the application of any provision of this Agreement to such person or persons or circumstances as the context otherwise permits; the words "include" and "including" have the inclusive meaning frequently identified with the phrases "without limitation" and "but not limited to"; unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day in the jurisdiction of the Party to make such payment or do such act; and whenever any payment is to be made or action to be taken under this Agreement is required to be made or taken on a day other than a Business Day, such payment shall be made or action taken on the next Business Day following such day to make such payment or do such act.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

MERUS LABS INC.

By: /S/ Ahmad Doroudian

Ahmad Dordoudian
CEO and President

IROKO INTERNATIONAL LP
By: Iroko International GP LLC, its General Partner

By: /S/ Osagie Imasogie

Name: Osagie Imasogie
Title: Authorized Person

EXHIBIT A

ASSIGNED CONTRACTS

Third Party Name	Type of Contract	Date of Contract	Consent Required to Assign

EXHIBIT B

BILL OF SALE

THIS BILL OF SALE, dated as of the ____ day of May 2011, between, **IROKO INTERNATIONAL LP,** a Delaware limited partnership ("**Seller**"), and **MERUS LABS INC.**, a British Columbia *Business Corporations Act* company, ("MERUS") provides:

RECITALS

Seller and Purchaser have entered into an Asset Purchase Agreement, dated as of ________________ (the "Agreement"), whereby Seller has agreed to sell to MERUS, and MERUS has agreed to purchase from Seller the Product and Purchased Assets as defined in the Agreement.

AGREEMENT

Seller for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, does hereby agree as follows:

1. Seller does hereby sell, convey, transfer, assign and deliver to MERUS all of the right, title and interest of Seller in and to the Product and Purchased Assets.

2. MERUS, by its acceptance of the Product and Purchased Assets conveyed hereby, acknowledges that Seller makes no representation or warranty, expressed or implied, with respect to the Purchased Assets, except as set forth in the Agreement.

3. Seller will from time to time and at all times hereafter, upon reasonable request and at the expense of MERUS, its successors or assigns, make, do and execute or cause and procure to be made, done and executed all such further acts, deeds or assurances as may be reasonably required by MERUS, its successors or assigns, for more effectually and completely vesting in MERUS, its successors or assigns, the Product and Purchased Assets in accordance with the terms hereof and the Agreement, including, without limitation, for the purpose of registration.

4. Seller hereby declares that, as to any of the Product and Purchased Assets the title to which may not have passed to MERUS, its successors and assigns, by virtue of this Bill of Sale or any transfers or conveyances which may from time to time be executed and delivered in pursuance of the covenants aforesaid, Seller holds the same in trust for MERUS, its successors and assigns, to convey, assign and transfer the same as MERUS may from time to time direct.

5. This Bill of Sale shall be governed by and construed in accordance with Delaware law and shall be binding on Seller, its successors and assigns and will inure to the benefit of MERUS, its successors and assigns.

IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be executed this ____ day of May, 2011.

IROKO INTERNATIONAL LP
By: Iroko International GP LLC, its General Partner

By:____________________________
Name:
Title:

EXHIBIT C

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (this "**Assignment and Assumption**") is made and entered into as of May ____, 2011, by and between Iroko International LP, a Delaware limited partnership by its general partner Iroko International GP LLC ("**Assignor**") and **MERUS LABS INC.**, a British Columbia *Business Corporations Act* company ("**Assignee**"). Assignor and Assignee are each a "**Party**" and, collectively, the "**Parties**" to this Assignment and Assumption.

WHEREAS, pursuant to that certain Asset Purchase Agreement dated as of May___, 2011 (the "**Purchase Agreement**") between Assignor and Assignee, Assignor sold and transferred to Assignee certain assets of Assignor; and

WHEREAS, as a condition to closing under, and as contemplated by Section 5(b) of the Purchase Agreement, Assignor has agreed to assign certain rights and agreements to Assignee, and Assignee has agreed to assume certain obligations of Assignor, as set forth herein;

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the Parties do hereby agree as follows:

1. **Capitalized Terms.** Capitalized terms used but not defined herein shall have the meanings for such terms that are set forth in the Purchase Agreement.

2. **Assignment and Assumption.** Effective as of 11:59 pm on May____, 2011 (the "**Effective Time**"), Assignor hereby assigns, sells, conveys, transfers and sets over to Assignee all of Assignor's and any Assignor subsidiary's right, title, benefit, privileges and interest in and to the agreements set forth in the attached Exhibit 1 (collectively, the "**Agreements**," the assignment of which shall be referred to hereafter as the "**Assignment**"). Assignee hereby accepts the Assignment of the Agreements.

3. **Further Actions.** Each of the parties hereto covenants and agrees, at its own expense, to execute and deliver, at the request of the other party hereto, such further instruments of transfer and assignment and to take such other action as such other party may reasonably request to more effectively consummate the assignments and assumptions contemplated by this Assignment and Assumption.

4. **Representations and Warranties of Assignor.**

a. **Organization and Good Standing.** Assignor is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to conduct its business as it is now conducted.

b. **Enforceability; Authority.** This Assignment and Assumption constitutes the legal, valid and binding obligation of Assignor, enforceable against it in accordance with its terms except as limited by laws relating to the availability of specific performance, injunctive

relief or other equitable remedies. Assignor has the absolute and unrestricted right, power and authority to execute and deliver this Assignment and Assumption and to perform its obligations under this Assignment and Assumption, and such action has been duly authorized by all necessary corporate action.

5. Representations and Warranties of Assignee.

a. Organization and Good Standing. Assignee is a corporation duly organized, validly existing and in good standing under the laws of the Province of British Columbia, Canada, with full power and authority to conduct its business as it is now conducted.

b. Enforceability; Authority. This Assignment and Assumption constitutes the legal, valid and binding obligation of Assignee, enforceable against it in accordance with its terms except as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. Assignee has the absolute and unrestricted right, power and authority to execute and deliver this Assignment and Assumption and to perform its obligations under this Assignment and Assumption, and such action has been duly authorized by all necessary corporate action.

6. Notices.

(a) All notices and other communications hereunder shall be made in writing and shall be sent by hand delivery, facsimile, certified mail or reputable courier to the following addresses, or to such other address as is hereafter designated by such party in a written notice to the other parties hereto:

If to Assignor, to:

Iroko International LP
Navy Yard Corporate Center
One Crescent Drive, Suite 400
Philadelphia, Pennsylvania 19112

Attn: General Counsel
Facsimile: 267-546-3004
Email: legal_iroko.com

If to Assignee, to:

MERUS LABS INC.
1177 West Hastings Street, Suite 2007
Vancouver, British Columbia
Canada V6E 2K3

Attn: President and CEO
Facsimile: 604-225-0588
Email: adoroudian@meruslabs.com

(b) All such notices, requests and communications (i) sent by hand delivery, courier or certified mail will be effective upon delivery to or refusal to accept delivery by the addressee, and (ii) transmitted by facsimile will be effective when sent and facsimile confirmation is received.

7. **Governing Law**. This Assignment and Assumption shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to the conflicts of laws provisions thereof. Each Party hereby irrevocably consents to the exclusive jurisdiction of the Court of Chancery of Delaware, and the United States District Court for the District of Delaware. Each Party irrevocably agrees that all actions or proceedings relating to this Assignment and Assumption or any agreement entered into in connection herewith shall be litigated in such courts. Each Party waives any objection which it may have based on lack of personal jurisdiction, improper venue or forum non conveniens to the conduct of any proceeding in any such court and waives personal service of any and all process upon them.

8. **Entire Agreement and Modification.** This Assignment and Assumption supersedes all prior agreements (whether written or oral) between the Parties with respect to its subject matter (excluding the Purchase Agreement) and constitutes a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Assignment and Assumption may not be amended, supplemented, waived or otherwise modified except by a written agreement executed by the Party making such amendment, supplement, waiver or modification.

9. **Counterparts.** This Assignment and Assumption may be executed by the Parties in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. Signatures to this Assignment and Assumption transmitted by facsimile transmission, by electronic mail in "portable document format" (".pdf") form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have entered into this Assignment and Assumption Agreement as of the Effective Time.

ASSIGNEE

By:____________________
Name:
Title:

IROKO INTERNATIONAL LP
By: Iroko International GP LLC, its General Partner

By:____________________
Name:__________________
Title:___________________

EXHIBIT 1 (TO EXHIBIT C)

ASSIGNED CONTRACTS

Third Party Name	Type of Contract	Date of Contract	Consent Required to Assign

EXHIBIT D

INVENTORY

EXHIBIT E

REGULATORY FILES

EXHIBIT F

TRADEMARK ASSIGNMENT

This TRADEMARK ASSIGNMENT ("Assignment"), dated ____________, 2011, is entered into by and among IROKO INTERNATIONAL LP ("IROKO"), a Delaware limited partnership ("Assignor") and **MERUS LABS INC.**, a British Columbia *Business Corporations Act* company ("Assignee").

Assignor desires to assign to Assignee, and Assignee desires to acquire from Assignor, all of Assignor's right, title and interest in and to the Canadian Trademark Registrations identified in the attached Schedule A (the "Trademarks"), together with the goodwill of the business symbolized by the Trademarks, the aforesaid Canadian Trademark Registrations identified in Schedule A and that portion of Assignor's business which is associated with the Trademarks.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Assignment. Assignor hereby grants, assigns and conveys to Assignee all of its right, title and interest in and to the Trademarks, together with all of its common-law rights in and to the Trademarks and with the goodwill of the business symbolized by the Trademarks, including all of the goodwill in association with all goods and services with which the Trademarks have been used by the Assignor and may hereafter be used, the aforesaid Canadian Trademark Registrations identified in Schedule A and that portion of Assignor's business which is associated with the Trademarks.

2. Title. Assignor hereby represents and warrants that it has not heretofore granted any license, right or privilege with regard to the Trademarks, or in any other way encumbered the same, and that is has the full right to convey, free of licenses and encumbrances, all right, title and interest in and to the Trademarks.

3. Cooperation. Assignor agrees to execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such further instruments and documents and to perform such further acts as may be reasonably requested by Assignee to effectuate more fully the transactions contemplated by this Assignment.

4. Binding Effect. The terms, covenants and provisions of this Assignment shall inure to the benefit of Assignee, its successors and other legal representatives, and shall be binding upon Assignor, its successors, assigns and other legal representatives.

Date:____________________

IROKO INTERNATIONAL LP

By:________________________
Name:
Title:

ASSIGNEE

By:________________________
Name:
Title:

SCHEDULE A (TO EXHIBIT F)

REGISTERED CANADIAN TRADEMARKS

Trademark	Status	Reg. No.	Reg. Date
VANCOCIN	Renewed	TMA124250	11/03/1961
VANCOCIN	Registered	TMA718731	07/17/2008
VANCOCIN CP	Renewal	TMA383645	04/26/1991

EXHIBIT G

LIST OF TRADEMARKS

Canadian Trademarks

Country	Trademark	Status	Appl. No./ Reg. No.	Filing Date/ Reg. Date	Owner	Goods	Next Deadline
Canada	VANCOCIN	Renewed	251609 TMA124250	06/22/1959 11/03/1961	IROKO International LP One Crescent Drive Suite 400Philadelphia, Pennsylvania 19112 UNITED STATES	(Int'l Class: 5) (1) Pharmaceutical preparations, namely, antibiotics for parenteral use in the treatment of bacterial infections.	11/03/2021 - Renewal
Canada	VANCOCIN	Registered	1340889 TMA718731	03/26/2007 07/17/2008	IROKO International LP One Crescent Drive Suite 400 Philadelphia, Pennsylvania 19112 UNITED STATES	(Int'l Class: 5) (1) Pharmaceutical preparations, namely oral antibiotics.	07/17/2023 - Renewal
Canada	VANCOCIN CP	Renewal	650377 TMA383645	02/08/1990 04/26/1991	IROKO International LP One Crescent Drive Suite 400 Philadelphia, Pennsylvania 19112 UNITED STATES	(Int'l Class: 5) (1) Antibiotic preparation.	04/26/2021 - Renewal

Domain Names

Domain Names	Expiration Date
CDIFFICLE.COM	OCTOBER 2, 2012
CDIFFICLE.INFO	OCTOBER 2, 2012
CDIFFICLE.NET	OCTOBER 2, 2012
CDIFFICLE.ORG	OCTOBER 2, 2012

EXHIBIT H

Know-How

EXHIBIT I

IROKO RETURNS POLICY

EXHIBIT J

PERMITTED LIENS

NONE

EXHIBIT K

TRANSITION SERVCES AGREEMENT

EXHIBIT L

ESCROW AGREEMENT

EXHIBIT M

FORM OF LEGAL OPINION